Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD THIRD QUARTER RESULTS
Net Income Up 51.3% on 30.9% Increase in Revenue

Year-To-Date Contract Awards at a Record $57.7 Million

Provides Initial Guidance for 2012

Edgewood, NY – November 11, 2010 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced record results for the 2010 third quarter and nine months ended September 30, 2010.

Third Quarter 2010 vs. 2009
•	Revenue increased 30.9% to $12,976,084 from $9,916,357;
•	Gross margin remained unchanged at 26%;
•	Pre-tax income increased 59.8% to $2,171,363, compared to $1,358,662; and,
•	Net income increased 51.3% to $1,429,363, or $0.21 per diluted share, compared to $944,662, or $0.15 per diluted share.*

Nine Months 2010 vs. 2009
•	Revenue increased 17.7% to $36,526,238 from $31,045,283;
•	Gross margin was 26% as compared to 24%;
•	Pre-tax income increased 48.3% to $5,301,431 compared to $3,575,071;
•	Net income increased 48.2% to $3,495,431 or $0.53 per diluted share, compared to $2,359,071 or $0.38 per diluted share; and,*
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $384 million.

* On April 6, 2010, the Company sold 500,000 shares of common stock primarily to institutional investors. Net income per diluted share for the three and nine month periods ended September 30, 2010 was based on 6,972,156 and 6,641,159 average shares outstanding, respectively compared to 6,224,962 and 6,192,595 average shares outstanding, for the respective periods in 2009.

Edward J. Fred, CPI Aero’s President & CEO, stated, “Over the last two years, we have focused on increasing our subcontracting business to leading aerospace prime contractors.  This strategy and its execution have paid off.  Through the first nine months of this year, our three largest commercial customers, The Boeing Company, Northrop Grumman and Sikorsky accounted for 31%, 22% and 12% of revenue, respectively; with only 23% of our revenue coming from government prime contract awards as compared to 37% during the same period last year.”

He added, “The gross margin was approximately 26% for both the 2010 third quarter and nine month periods, since the long-term subcontract programs received in mid-2008 have now matured, our

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operating efficiencies have improved and we are no longer incurring excess costs associated with the start up phase of long-term programs.  We expect gross margin for the final quarter of 2010 to be in the 24% to 26% range.  Operating and net income rose at a much faster rate than revenue as S,G&A increased only 3% and 10% over last year’s three and nine month periods, while revenue increased 30.9% and 17.7% over the respective periods in 2009.”

Mr. Fred continued, “As of November 5, 2010, we received approximately $57.7 million of new contract awards, which included approximately $45.0 million of government subcontract awards, approximately $8.0 million of government prime contract awards, and approximately $4.7 million of commercial subcontract awards, compared to a total of $17.5 million of new contract awards, of all types, in the same period last year.”

Mr. Fred continued, “We look forward to additional new orders from existing contracts as well as from the unawarded solicitations of approximately $384 million on which we have bid.”

Mr. Fred added, “In early-November, we announced that Sikorsky Aircraft Corp., a subsidiary of United Technologies Corp. (“UTC”), awarded us its Supplier Gold status.  UTC’s Supplier Gold program recognizes superior performance in quality, delivery, lean manufacturing and customer satisfaction.  We are delighted to be a key supplier to Sikorsky.”

Reaffirms Guidance for 2010 & 2011; Provides Initial Guidance for 2012

Mr. Fred noted, “Based on results to date we are on track to reach our 2010 guidance which calls for revenue to be in the range of $49 million to $51 million, with resulting net income in the range of $4.6 million to $4.8 million.”

Mr. Fred concluded, “Now that our three major long-term production programs (A-10, E-2D and G650) are in full scale production, the programs should produce consistent significant revenue for 2011 and 2012.  For 2011 we continue to expect revenue to be in the range of $78 million to $81 million, with resulting net income in the range of $9.2 million to $9.5 million.  In addition, we currently estimate that for 2012 revenue should be in the range of $88 million to $91 million, with resulting net income in the range of $11 million to $12 million.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call on Thursday, November 11, 2010 at 11:00 am ET to discuss third quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8337.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

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About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, MH-53 and CH-53 variant helicopters, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended June 30, 2010.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

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CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

For the Three Months Ended September 30,		For the Nine Months Ended September 30,
2010	2009	2010	2009

	(Unaudited)		(Unaudited)
Revenue	$12,976,084	$9,916,357	$36,526,238	$31,045,283
Cost of Sales	9,593,671	7,356,561	27,043,414	23,590,336
Gross profit	3,382,413	2,559,796	9,482,824	7,454,947
Selling, general and administrative expenses	1,181,369	1,144,432	4,051,737	3,689,109
Income from operations	2,201,044	1,415,364	5,431,087	3,765,838
Interest expense	29,681	56,702	129,656	190,767
Income before provision for income taxes	2,171,363	1,358,662	5,301,431	3,575,071
Provision for income taxes	742,000	414,000	1,806,000	1,216,000
Net income	$1,429,363	$944,662	$3,495,431	$2,359,071

Earnings per common share – basic	$0.21	$0.16	$0.54	$0.39

Earnings per common share – diluted	$0.21	$0.15	$0.53	$0.38

Shares used in computing earnings per common share:
Basic	6,650,756	5,995,465	6,417,729	5,991,969
Diluted	6,972,156	6,224,962	6,641,159	6,192,595

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CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	September 30	December 31
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash	$651,220	$2,224,825
Accounts receivable, net	2,479,335	5,403,932
Costs and estimated earnings in excess of billings on uncompleted contracts	52,898,198	43,018,221
Prepaid expenses and other current assets	429,753	451,068

Total curent assets	56,458,506	51,098,046

Plant and equipment, net	828,378	853,820
Deferred income taxes	697,000	526,000
Other assets	29,313	59,265
Total Assets	$58,013,197	$52,537,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,751,724	$5,859,182
Accrued expenses	334,055	610,448
Current portion of long-term debt	683,023	636,592
Line of credit	----	2,200,000
Income tax payable	2,069,006	2,368,374
Deferred income taxes	305,000	305,000
Total current liabilities	10,142,808	11,979,596

Long-term debt, net of current portion	1,349,695	1,801,357
Other liabilities	238,363	238,664

Total Liabilities	11,730,866	14,019,617

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 6,772,590 and 6,122,524 shares, respectively, and
outstanding 6,650,756 and 6,033,690 shares, respectively	6,773	6,123
Additional paid-in capital	31,929,522	27,369,043
Retained earnings	15,383,459	11,888,028
Accumulated other comprehensive loss	(56,197)	(52,874)
Treasury stock, 121,834 and 88,834 shares, respectively (at cost)	(981,226)	(692,806)
Total Shareholders’ Equity	46,282,331	38,517,514
Total Liabilities and Shareholders’ Equity	$58,013,197	$52,537,131

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